Exhibit 99.1

CombiMatrix Reports Third Quarter

2014 Financial and Operating Results

— Reports Record Revenue, Cash Reimbursement and Test Volumes —

— Company to Host Conference Call and Webcast Today at 1:30 p.m. PST —

IRVINE, Calif. — November 4, 2014 — CombiMatrix Corporation (Nasdaq: CBMX), a molecular diagnostics company specializing in DNA-based testing services for pre- and postnatal developmental disorders, today reported financial results for the third quarter and nine months ended September 30, 2014. The Company will host a conference call and webcast at 1:30 p.m. PST, today.

“We continued to execute on our three-point plan during the third quarter of 2014,” said Mark McDonough, President and Chief Executive Officer of CombiMatrix. “Once again, our team’s focus resulted in record microarray testing volumes and revenues in our core service offerings. During the quarter, we secured two customer contracts and obtained conditional approval for both miscarriage and pediatric development disorder microarray-based tests in New York State. Investment will continue in these areas and in our partnerships as we continue focus on increasing volumes from existing customers as well as adding new customers in key geographic markets.”

Operational Highlights

•                  Record prenatal microarray volume of 925 tests in the third quarter of 2014, a 71 percent increase compared to the third quarter of 2013 (see table below). For the nine months ended September 30, 2014, core prenatal microarray test volume grew 64 percent compared to the same period in 2013.

•                  The Company’s customer base continued to grow, reaching 175 customers sending tests during the third quarter of 2014, a new record for CombiMatrix, compared to 136 customers sending tests during the third quarter of 2013.

•                  Record cash collections of $2.0 million and $5.4 million for the three and nine months ended September 30, 2014, respectively.

Additional test volume and revenue data are as follows:

	Volumes			Revenues (in 000’s)
	Q3 ’14	Q3 ’13	% Δ	Q3 ’14	Q3 ’13	% Δ
Prenatal	265	178	48.9%	$369	$242	52.5%
Miscarriage analysis	660	363	81.8%	944	606	55.8%
Subtotal - prenatal arrays	925	541	71.0%	1,313	848	54.8%
Pediatric	478	495	-3.4%	501	458	9.4%
Oncology	17	109	-84.4%	23	75	-69.3%
Subtotal - all arrays	1,420	1,145	24.0%	1,837	1,381	33.0%
Non-array tests	539	293	84.0%	174	87	100.0%
Total - all tests	1,959	1,438	36.2%	2,011	1,468	37.0%
Royalties				51	35	45.7%
Total revenues				$2,062	$1,503	37.2%

	Volumes			Revenues (in 000’s)
	YTD ’14	YTD ’13	% Δ	YTD ’14	YTD ’13	% Δ
Prenatal	718	535	34.2%	$979	$767	27.6%
Miscarriage analysis	1,816	1,013	79.3%	2,676	1,752	52.7%
Subtotal - prenatal arrays	2,534	1,548	63.7%	3,655	2,519	45.1%
Pediatric	1,488	1,485	0.2%	1,505	1,506	-0.1%
Oncology	198	249	-20.5%	180	134	34.3%
Subtotal - all arrays	4,220	3,282	28.6%	5,340	4,159	28.4%
Non-array tests	1,252	1,359	-7.9%	367	340	7.9%
Total - all tests	5,472	4,641	17.9%	5,707	4,499	26.9%
Royalties				118	115	2.6%
Total revenues				$5,825	$4,614	26.2%

Financial Results

Quarter ended September 30, 2014 compared to quarter ended September 30, 2013

For the quarter ended September 30, 2014, CombiMatrix reported total revenues of $2.1 million, a 37 percent increase over total revenues of $1.5 million for the third quarter of 2013.  The increase in revenues was driven primarily by increased volumes of both microarray and non-microarray diagnostic tests performed as highlighted in the table above.

Total operating expenses were $4.6 million for the third quarter of 2014 compared to $3.0 million in the comparable quarter of 2013. The increase was driven primarily by continued investment in revenue generating departments such as sales, marketing, billing and genetic counseling, as well as higher legal defense costs from ongoing litigation, which alone accounted for $696,000 of the increase in general and administrative expenses over the third quarter of 2013. Excluding litigation costs, general and administrative expense growth was slower than revenue growth.  Total operating expenses also reflect increased cost of services due to higher diagnostic test volumes.  Due to improved lab efficiencies, the Company realized a 142 basis point improvement in gross margins during the third quarter ended September 30, 2014 vs. the comparable 2013 period.

Net loss was $2.5 million for the third quarter of 2014 compared to a net loss of $1.4 million in the comparable quarter of 2013. The net loss in the third quarter of 2014 was negatively impacted primarily by increased sales and marketing costs and litigation costs discussed above, partially offset by increased diagnostic revenues and gross margin gains previously discussed.  The 2013 third quarter net loss was also benefited by $119,000 of non-cash warrant derivative gains, which did not repeat during the third quarter of 2014. As a result of certain warrant contract modifications that occurred in the second quarter of 2014, the Company no longer classifies certain warrant securities as derivative liabilities.

The Company reported a net loss attributable to common stockholders of $2.5 million, or $0.23 per basic and diluted shares outstanding in the third quarter of 2014, compared to a net loss attributable to common stockholders of $1.4 million, or $0.30 per basic and diluted shares outstanding, for the same period in 2013.

Nine months ended September 30, 2014 compared to nine months ended September 30, 2013

For the nine months ended September 30, 2014, CombiMatrix reported total revenues of $5.8 million, a 26 percent increase over total revenues of $4.6 million for the same period in 2013.  The increase in revenues was driven primarily by increased volumes of microarray diagnostic tests performed as reflected in the table above.

Total operating expenses were $13.0 million for the nine months ended September 30, 2014, compared to $9.2 million in the comparable period in 2013. The increase was driven primarily by continued investment in sales and marketing as well as higher legal defense costs from ongoing litigation, which alone accounted for $1.9 million of the increase in general and administrative expenses over the comparable period in 2013.  Excluding litigation costs, general and administrative expense growth was slower than revenue growth.  Total operating expenses also reflect increased cost of services due to higher diagnostic test volumes.  Due to improved lab efficiencies, the Company realized a 280 basis point improvement in gross margins during the nine months ended September 30, 2014 vs. the comparable 2013 period.

Net loss was $7.1 million for the nine months ended September 30, 2014, compared to $2.6 million in the comparable period in 2013. A significant component of the increase period-over-period was due to a $2.4 million non-cash warrant derivative gain recognized in the first nine months of 2013 compared to only $152,000 of non-cash warrant derivative gain recognized in the first nine months of 2014.  A reduction in the number of derivative warrants outstanding due to warrant exercises in early 2014 as well as the warrant contract modifications that occurred in the second quarter of 2014 were the primary reasons for the decrease in the gain period-over-period.  Increases in sales and marketing and general and administrative expenses also contributed to the overall increase in net loss period-over-period.

Net loss attributable to common stockholders was $7.1 million, or $0.64 per basic and diluted shares outstanding for the nine months ended September 30, 2014, compared to $4.5 million, or $1.29 per basic and diluted shares outstanding in the prior year period.

Cash, cash equivalents and short-term investments totaled $7.4 million as of September 30, 2014, compared to $14.0 million as of December 31, 2013.  For the three and nine months ended September 30, 2014, net cash used in operating activities was $2.6 million and $6.6 million, respectively, compared to $1.2 million and $4.1 million in the comparable 2013 periods, respectively.  The increase in net cash used in operating activities for all periods presented was due primarily to increased cash spent on ongoing litigation, which totaled $1.0 million and $1.9 million for the three and nine months ended September 30, 2014, respectively, compared to only $84,000 and $146,000 for the comparable 2013 periods, respectively.  The increase in cash used in operating activities was partially mitigated by record cash reimbursement on diagnostic services billed, which were $2.0 million and $5.4 million for the three and nine months ended September 30, 2014, respectively, compared to $1.5 million and $4.4 million for the comparable 2013 periods, respectively.

Recent Business Highlights

•                  CombiMatrix’s chromosomal microarray analysis (CMA) test to identify development disorders in pediatric patients, the CombiSNP™ Array for Pediatric Analysis, and its fresh tissue or paraffin-embedded tissue sample miscarriage analysis test, the CombiSNP™ Array for Pregnancy Loss, have received conditional approval from the New York Department of Health for testing on patient samples.

•                  CombiMatrix signed a contract with Stratose Networks Division, one of the largest directly-managed PPO networks in the U.S., to provide coverage of CombiMatrix’s diagnostic laboratory services.

•                  CombiMatrix signed a contract with Blue Cross Blue Shield of Illinois for coverage of the Company’s diagnostic services.

•                  Data was presented by Dr. Sahoo, Director of Cytogenetics for CombiMatrix, at the American Society of Human Genetics (ASHG) showing that chromosomal microarray analysis yields a successful result in more than 85 percent of cases.(1)

•                  The evidence portion of the previously reported lawsuit concluded on August 22, 2014.  The summation briefs have been filed and responses to the briefs have been submitted to the Superior Court of Orange County, California. The case is now under judicial review. By statute, the Superior Court has 90 days from the date that final briefs have been filed to issue its decision, and another 60 days to consider arguments from the parties in the case before its final findings of fact and conclusions of law are issued. It is also possible that such findings and conclusions could be issued sooner.

Conference Call and Webcast

CombiMatrix will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) today to discuss the third quarter and year-to-date 2014 financial and operating results. To access the presentation by phone, dial 1-877-407-0784 for domestic callers and 1-201-689-8560 for direct dial or international callers. Please ask for the “CombiMatrix Corporation 2014 Third Quarter Financial Results Conference Call.” The conference call will be webcast live under the investor relations section of CombiMatrix’s website at www.combimatrix.com. A replay of the presentation will be available following the presentation for 30 days, either via the CombiMatrix website Investor/Events section or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 13592247.

(1)  T. Sahoo, M. Strecker, A. Mehta, N. Dzidic, R. W. Tyson, K. Hovanes., Comprehensive genetic analysis of pregnancy loss by chromosomal microarrays: outcomes, benefits and challenges. (Platform presentation; Abstract #227/Program #44 Prenatal, Perinatal, and Reproductive Genetics). Presented at the 64th Annual Meeting of The American Society of Human Genetics, October 20, 2014 in San Diego, California.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; litigation; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	Russo Partners LLC
(949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
Robert Flamm, Ph.D.
Russo Partners, LLC
(212) 845-4226
robert.flamm@russopartnersllc.com

TABLES FOLLOW

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Diagnostic services	$2,011	$1,468	$5,707	$4,499
Royalties	51	35	118	115
Total revenues	2,062	1,503	5,825	4,614

Operating expenses:
Cost of services	1,129	845	3,180	2,633
Research and development	228	247	586	607
Sales and marketing	1,191	657	3,186	1,993
General and administrative	1,983	1,149	5,956	3,773
Patent amortization and royalties	28	64	88	190
Total operating expenses	4,559	2,962	12,996	9,196
Operating loss	(2,497)	(1,459)	(7,171)	(4,582)
Other income (expense):
Interest income	7	3	36	4
Interest expense	(25)	(18)	(63)	(339)
Warrant derivative gains	—	119	152	2,363
Warrant modification charge	—	—	(44)	—
Total other income (expense)	(18)	104	81	2,028
Net loss	$(2,515)	$(1,355)	$(7,090)	$(2,554)

Series A convertible preferred stock dividends	$—	$—	$—	$(246)
Series C convertible preferred stock dividends	—	(14)	—	(25)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(417)
Deemed dividends from issuing Series C convertible preferred stock	—	—	—	(1,213)
Net loss attributable to common stockholders	$(2,515)	$(1,369)	$(7,090)	$(4,455)

Basic and diluted net loss per share	$(0.23)	$(0.30)	$(0.64)	$(0.74)
Series A convertible preferred stock dividends	—	—	—	(0.07)
Series C convertible preferred stock dividends	—	—	—	(0.01)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(0.12)
Deemed dividends from issuing Series C convertible preferred stock	—	—	—	(0.35)
Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$(0.30)	$(0.64)	$(1.29)

Basic and diluted weighted average common shares outstanding	11,063,246	4,464,380	11,018,231	3,450,166

CONSOLIDATED BALANCE SHEET INFORMATION:

	September 30,	December 31,
	2014	2013
Total cash, cash equivalents and short-term investments	$7,380	$14,036
Total assets	$10,663	$16,832
Total liabilities	$2,021	$2,168
Total stockholders’ equity	$8,642	$14,664

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